Exhibit 99.1

CONSENT OF LEHMAN BROTHERS INC.

We hereby consent to (i) the use of our opinion letter, dated June 11, 2007, to the Board of Directors of Visa International Service Association, included as Annex E to the Proxy Statement-Prospectus which forms a part of Amendment No. 4 to the Registration Statement on Form S-4 filed by Visa Inc. with the Securities and Exchange Commission (the “Registration Statement”) relating to the proposed restructuring transactions, (ii) the references to such opinion in such Proxy Statement-Prospectus and (iii) the references to our name in the Registration Statement in “The Restructuring Transactions.” The foregoing consent applies only to the Registration Statement and not to any amendments or supplements thereto and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in accordance with our prior written consent.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

LEHMAN BROTHERS INC.

By:	/s/ Basil Williams
Name: Basil Williams
Title: Managing Director

New York, NY

August 28, 2007